Exhibit 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Post-Qualification Offering Circular Amendment No. 2 to the Offering Statement of Infinity Bancorp on Form 1-A dated December 6, 2023 of our report, dated May 12, 2023, on our audit of the consolidated financial statements of Infinity Bancorp as of December 31, 2022 and 2021, and for the years then ended.

/s/ Crowe LLP
Crowe LLP

Costa Mesa, California

December 6, 2023